Exhibit (a)(13)

                             MEDIS TECHNOLOGIES LTD.
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022


                                                              October 17, 2003

Dear Loyalty Program Warrantholder:

     As you know, Medis commenced an offer which gave you the opportunity to exchange the warrants you received in Medis' 2002 Shareholder Loyalty Program for new warrants, which you then had to exercise. That offer, which was scheduled to expire on September 30, 2003, was extended through midnight, November 13, 2003, in order to file a registration statement on Form S-4 as required by the Securities and Exchange Commission and mail the prospectus forming a part of the Form S-4 to you.

     Enclosed with this letter are two additional documents relating to the offer. The first is a prospectus dated October 17, 2003, which formed a part of the Form S-4 already filed with the Securities and Exchange Commission. The second is a supplement to the Offer to Exchange and Exercise dated September 3, 2003, which was previously delivered to you. The prospectus and the supplement, along with the other documents already received by you on or about September 3, 2003, sets forth the terms of the offer. Please review all of such documents, including the prospectus and the supplement, carefully.

     IF YOU HAVE ALREADY TENDERED YOUR LOYALTY PROGRAM WARRANTS AND THE EXERCISE PRICE FOR THE SECURITIES UNDERLYING THE NEW WARRANTS AND DO NOT WANT TO CHANGE YOUR ELECTION, YOU DO NOT NEED TO DO ANYTHING. PROMPTLY AFTER THE NOVEMBER 13, 2003 EXPIRATION DATE, YOU WILL RECEIVE YOUR COMMON STOCK AND ONE-YEAR WARRANTS. IF YOU HAVE ALREADY TENDERED YOUR LOYALTY PROGRAM WARRANTS AND THE EXERCISE PRICE FOR THE NEW WARRANTS AND WANT TO CHANGE YOUR ELECTION, YOU MAY WITHDRAW YOUR ELECTION UPON DELIVERY TO MEDIS OF A PROPERLY COMPLETED WITHDRAWAL FORM NO LATER THAN MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 13, 2003 (OR SUCH LATER DATE AND TIME IF THE OFFER IS EXTENDED).

     As of October 15, 2003, 825,294 loyalty program warrants out of approximately 848,000 loyalty program warrants had been confirmed as tendered for a like number of new warrants by 253 persons. The exercise of such new warrants would result in Medis receiving approximately $3,656,000 had the offer expired on such date.

     Except as set forth in the accompanying prospectus and supplement, the terms of the offer have not changed.

     If you have questions concerning the prospectus, the supplement or any of the terms of the offer, please call Howard Weingrow at (212) 935-8484.

                                              Sincerely,

                                              MEDIS TECHNOLOGIES LTD.